Exhibit 10. 15

FIRST AMENDMENT TO AGREEMENT AND
PLAN OF MERGER AND REORGANIZATION

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Amendment”) is made effective as of June 7, 2019 (the “First Amendment Effective Date”) by and among HARVEST HEALTH & RECREATION, INC., a corporation organized under the laws of British Columbia, Canada (the “Parent”), HARVEST CALIFORNIA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), FALCON INTERNATIONAL, CORP., a Delaware corporation (the “Company”), and each of the shareholders of the Company who executes a counterpart signature to this Amendment (each a “Company Stockholders” and collectively, the “Company Stockholders”), for the limited purposes as set forth herein. The Parent, Merger Sub, the Company and the Company Stockholders may be collectively referred to herein as the “Parties” and individually as a “Party”).

BACKGROUND

A. The Parent, Merger Sub, the Company and the Company Stockholders are the parties to that certain Plan of Merger and Reorganization dated as of February 14, 2019 (the “Agreement”); and

B. The parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 1.01 of the Agreement is hereby amended by deleting Section 1.01(ooo) and replacing it with the following:

(ooo) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become materially and substantially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Company Stockholders to consummate the Contemplated Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, any change, effect or circumstance resulting from any action taken with written consent of the Parent, which consent will not be unreasonably withheld or delayed or conditioned, and any change, effect or circumstance required by Law; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

2. Section 1.01of the Agreement is hereby amended by adding the following new Section 1.01(ccccc):

(ccccc) “HSR Act” has the meaning set forth in Section 3.04(c).

3. Section 2.02 of the Agreement is hereby amended by deleting the first sentence of the existing Section 2.02 in its entirety and replacing it with the following two sentences:

Section 2.02. Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place on a date to be specified by the Parties, as promptly as reasonably practicable (but in no event later than the third Business Day) after satisfaction or waiver (by the Party for whose benefit the condition exists and to the extent permitted by Law) of the conditions to closing as set forth in Article VI, or on such other date and at such other time as the Parties shall agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

4. Section 2.05 of the Agreement is hereby amended by deleting the existing Section 2.05 in its entirety and replacing it with the following:

Section 2.05. Merger Sub Stock. At the Effective Time, all outstanding shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and (ii) the Surviving Corporation may issue up to 15,500,000 shares of its common stock to the Parent at an aggregate subscription price in an amount representing the fair market value of the Merger Consideration as mutually determined by Parent and Merger Sub in consideration for the Parent paying the Merger Consideration to the Company Stockholders.

5. Section 2.06 of the Agreement is hereby amended by deleting the existing Section 2.06 in its entirety and replacing it with the following:

Section 2.06 Merger Consideration

(a) On the terms and subject to the conditions set forth in this Agreement, including, and in reliance on the representations, warranties and covenants of the parties hereto, the aggregate consideration to be paid to the Company Stockholders in the Merger shall be One Hundred Fifty Five Million US Dollars (US$155,000,000) payable on the Closing Date plus the Earnout Payment payable to the Company Stockholders pursuant to Section 2.06(c), on the terms set forth therein, if applicable (collectively, the “Merger Consideration”). The Merger Consideration shall be paid on the Closing Date in Multiple Voting Shares of the Parent. The number of Multiple Voting Shares to be issued on the Closing Date (the “Exchange Shares”) shall be determined by dividing the amount of the Merger Consideration (adjusted to Canadian dollars by multiplying the total Merger Consideration by the daily average exchange rate published by the Bank of Canada on the date immediately prior to the Closing Date) by 100 times the lower of (A) CAD$10.98; or (B) a price equal to the greater of (I) the closing price of the Parent’s Subordinate Voting Shares on the CSE on the Business Day prior to the Closing Date (the “Closing Date Price”); or (II) CAD$9.333.

(b) The Merger Consideration and Exchange Shares shall be represented by one or more certificates or may be uncertificated, at the election of the Parent and shall be made only in whole shares of Parent’s Multiple Voting Shares, and any fractional Multiple Voting Shares shall be rounded down to the nearest whole share of Multiple Voting Shares.

(c) The Company Stockholders shall be entitled to a one-time payment equal to Eighty-Five Million US Dollars (US$85,000,000) (the “Earnout Payment”) which payment shall be added to the Merger Consideration, payable in Exchange Shares on the Closing Date pursuant to Section 2.06(a), in the event the Company and its Subsidiaries on a consolidated basis generate at least US$5.5 million in monthly gross revenues for any three consecutive month period between the Effective Date and the Closing Date, and increase consumer package good (“CPG”) sales month-over-month during that same time period.

6. The Preamble to Article III is hereby amended by deleting the existing language and replacing it with the following:

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company Stockholders and the Company represent and warrant to Parent that the statements contained in this Article III are true and correct as of the Effective Date:

7. Section 3.04(c) of the Agreement is hereby amended by deleting the existing Section 3.04(c) in its entirety and replacing it with the following:

(c) Except (i) for applicable requirements, if any, of the Securities Act. (ii) for the filing and recordation of appropriate merger documents as required by the DGCL and (iii) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), neither the Company Stockholders nor the Company is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or in order to be able to continue the business of the Company following the Closing in substantially the same manner as conducted prior to the Closing (other than California State or Cathedral City cannabis rules and regulations, as to which the Company makes no representation).

8. Section 4.02 of the Agreement is hereby amended by deleting the existing Section 4.02 in its entirety and replacing it with the following:

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Contemplated Transactions and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles, notice of articles, certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions other than (i) the documents and consents required pursuant to Policy 6 of the CSE, (ii) the applicable requirements, if any, of the Securities Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) the requirements of the HSR Act. Parent has provided to the Company true and complete copies of the Organizational Document of Parent and Merger Sub as in effect as of the Effective Date. Neither Parent nor Merger Sub is in default or in violation of any of its Organizational Documents.

9. Section 5.02(a) of the Agreement is hereby amended by deleting the existing Section 5.02(a) in its entirety and replacing it with the following:

(a) unless otherwise agreed to by the Parent, conduct the business of the Company in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of the Company, preserve intact the current business organization of the Company, and user commercially reasonable efforts to maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with the Company; provided that (i) Parent acknowledges that the Company shall be permitted to pay cash compensation to the persons and entities, and in amounts equal to the amounts set forth in, the Personnel Agreements through the Closing Date without violating this provision, (ii) no later than the First Amendment Effective Date, the Company will enter into a lease with the Canyon Site Landlord on material terms and conditions no less favorable to the Company than as set forth on Exhibit B (the “Canyon Site Lease”) and shall satisfy its obligations thereunder, (iii) the Company shall commence construction on the site occupied by the Canyon Subsidiaries with a portion of the proceeds of the CapEx Note, as defined below, and shall commence manufacturing and related construction with the remaining portion of the proceeds of the CapEx Note and (iv) the Company shall otherwise be permitted to take actions expressly contemplated by the terms and conditions of this Agreement, in the case of each of (i) through (iv), above, without violating this Section 5.02(a) or any other provision to the contrary set forth in this Agreement; provided, further, that except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed or conditioned), and except as otherwise expressly permitted or required under this Agreement, as amended, the Company shall not, nor shall it permit any of its Subsidiaries to: (A) amend, modify or terminate any Material Contract; (B) enter into any Contract that, if in effect on the date hereof, would have been a Material Contract; (C) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries, under any Material Contract; (D) make or agree to make any capital expenditure, or incur any obligations or liabilities in connection therewith, in excess of $1,000,000 in the aggregate;

10. Section 5.02(e) of the Agreement is hereby amended by deleting the existing Section 5.02(e) in its entirety and replacing it with the following:

(e) cooperate with Parent with respect to all filings, permits or consents that Parent is required by Requirements of Law or other Persons to make or obtain in connection with the Contemplated Transactions. In furtherance and not in limitation of the foregoing, the Company agrees to make as promptly as practicable, to the extent it has not already done so, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested or required by Requirements of Law and to use its best efforts to cause the expiration, lapse or termination of the applicable waiting and other time periods (and any extensions thereof) under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable; and

11. Section 5.03(c) of the Agreement is hereby amended by deleting the existing Section 5.03(c) in its entirety and replacing it with the following:

(c) loans to the Company:

(i) pursuant to one or more secured promissory note(s) in the aggregate principal amount of the total amount loaned pursuant to this provision and with a maturity date of the first anniversary of the date of issuance of such note, which note shall bear simple annual interest at a rate of 4.0% (the “Liquidity Note”), the proceeds of which shall be used to meet the working capital needs of the Company, and the funding of which loan shall be as follows if and to the extent the Closing has not occurred prior to such dates: (A) US$15,853,881.12, of which $853,881.12 has been previously advanced by Parent or will be paid directly to one or more vendors by Parent and the balance of which will be advanced no later than three business days after the date of this Amendment, (B) US$7,500,000 on July 1, 2019, and (C) thereafter such amounts as the Company and Parent shall mutually agree, which shall be sufficient to meet reasonable operating expenses and growth targets of the Company; and

(ii) not less than US$17,000,000 pursuant to a secured promissory note in the principal amount of US17,000,000 with a maturity date which is thirty-six (36) months after the date of issuance of such note, which note shall bear simple annual interest at a rate of 4.0% (the “CapEx Note”), the proceeds of which shall be used as follows: (A) US$11,000,000 shall be used to fund manufacturing related construction (including, among other things, architect and engineering fees and expenses; permit fees; utilities expenses; furniture, fixtures and equipment; and other costs reasonably associated with such construction) at the premises located at 68625 Perez Road, Cathedral City, CA 92234 (the “Ireland Site”) and (B) US$6,000,000 for construction of leasehold improvements and related costs and expenses (including, among other things, architect and engineering fees and expenses; permit fees; utilities expenses; furniture, fixtures and equipment; and other costs reasonably associated with such construction) at the premises located at 67575 E. Palm Canyon Drive, Cathedral City, CA 92234 (the “Mor Furniture Site”). Funding under the CapEx Note is contingent upon (A) the absence of a Company Party Default, (B) the Company and each Company Subsidiary being in material compliance with each of the terms and conditions of the Liquidity Note and the CapEx Note, (C) the Company or a Company Subsidiary entering into a lease for the Ireland Site and the Mor Furniture Site (with the terms of the Mor Furniture Site lease substantially as set forth on Exhibit D attached to this Amendment and such lease being entered into between the landowner and the Company), (D) prior to disbursement of funds under the CapEx Note, the Company providing invoices, lien releases, evidence of payment of loan proceeds in accordance with previous loan advances or such other documents as reasonably requested by Parent to verify proper use of funds under the CapEx Note and (E) the Company and the Company Subsidiaries executing a promissory note, Security Agreement (as hereinafter defined) and financing statements reflecting the terms provided for herein and such other terms and conditions reasonably required by Parent. The term “Security Agreement” means a security agreement that provides for the following collateral: all tangible and intangible assets of the Company and each Company Subsidiary, all Permits held by the Company and each Company Subsidiary, accounts receivables, trademarks and a pledge of 100% of the ownership interests of the Company Subsidiaries owned by Parent. In addition, Security Agreement shall provide that an event of default under the Promissory Note or any other Indebtedness of the Company or any of the Company’s Subsidiaries owed or owing to Parent or any of its Affiliates (the “Existing Company Debt”) shall be deemed an event of default under the Security Agreement.

provided further that each of the Liquidity Note and the CapEx Note shall be: (A) secured by all assets of the Company and each Company Subsidiary that can be secured by the filing of a UCC-1 financing statement listing the Company and each Company Subsidiary as co-debtors and Parent of one of its Affiliates as creditor; (B) due and payable in full to Parent or its Affiliate within sixty (60) days of any default under such note by the Company or any Company Subsidiary, including a Company Party Default or any change of control of the Company; (C) upon any default under such note by the Company, including a Company Party Default, and if permitted under applicable Law, convertible individually or in the aggregate (in each case in whole or in part) into common stock of the Company at the option of Parent or Company on or prior to the maturity date thereof at a pre-conversion valuation of the Company equal to US$250.0 million; and (C) in the event the Closing shall not have occurred, and if permitted under applicable Law, convertible individually or in the aggregate (in each case in whole or in part) into common stock of the Company at the sole option of Parent or the Company on or prior to the maturity date thereof at a pre-conversion valuation of the Company equal to US$250.0 million. In the event of a conversion of the Liquidity Note or the CapEx Note, all Existing Company Debt shall be converted in accordance with their terms and conditions prior to or at the same time as the Liquidity Note or the CapEx Note are converted.

12. Section 5.03 of the Agreement is hereby further amended by adding the following new Section 5.03(e):

(e) Parent agrees to grant options to purchase no less than 850,000 of the Parent’s Subordinate Voting Shares (the “Options”) to Persons that were employees of the Company immediately prior to the Closing (622,500 of which shall be issued to employees employed by the Company as of the Effective Date and up to 227,500 of which shall be issued to employees that the Company anticipates hiring prior to the Closing). Parent shall grant such Options no later than 30 days following the Closing Date. The Options shall vest as follows: 25% of the Options shall vest on each anniversary of the Vesting Commencement Date (as hereinafter defined), such that all Option will be vested by the fourth anniversary of such date. The term “Vesting Commencement Date” shall mean either (i) the date that is one (1) calendar year prior to the date of issuance of the Options for employees employed by the Company as of such date or (ii) for employees of the Company that were not yet employed by the Company as of the date that is one (1) calendar year prior to the date of issuance of the Options, the actual date of hire by the Company. In no event shall the adjustment of the vesting schedule with respect to such Options have any impact on the actual date of issuance of such Option or the applicable exercise or strike price related to such Options. With respect to employees hired or retained by the Company after the date of the First Amendment Effective Date and prior to the Closing, the Company shall consult with Parent prior to making a commitment with respect to an option package for such employees to ensure that the option commitment is in alignment with Parent’s option program (and option packages then being offered by Parent to similarly situated employees of Parent) as then in effect. All Options shall be issued pursuant to a Stock Option Agreement as adopted by Parent pursuant to and in accordance with the terms of its stock incentive plan.

13. Section 5.08 of the Agreement is hereby amended by deleting the existing Section 5.08 in its entirety and replacing it with the following:

Section 5.08 Personnel Agreements. Effective as of the Closing, the Company or an affiliate of the Company shall enter into a master services agreement with an affiliate of James Kunevicius and employment agreements with each of Edlin Kim, Mark Malatesta, Ryan Rezaie and Jason Rezaie in the form of such agreement attached hereto as Exhibits E, F, G, H and I with compensation to commence on the Closing Date (the “Personnel Agreements”). All obligations of the Company under the Personnel Agreements shall be guaranteed by the Parent from and after the Closing, including without limitation all obligations with respect to responsibilities/titles, salaries/fees, bonus amounts, benefits and other perquisites and all obligations to issue restricted shares or restricted stock units of the Parent (without any strike price or exercise price in connection therewith) to the extent contemplated therein and in the quantities and with the vesting schedules set forth in the Personnel Agreements.

14. Section 5.09 of the Agreement is hereby amended by deleting the existing Sections 5.09(b) and 5.09(c) in their entirety.

15. Article V of the Agreement is hereby amended by adding the following new Section 5.10:

Section 5.10 Parent’s Affirmative Covenants. Between the date of this Agreement and the Closing Date, the Parent shall make as promptly as practicable, to the extent it has not already done so, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested required by Requirements of Law and to use its best efforts to cause the expiration or termination of the applicable waiting and other time periods (and any extensions thereof) under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable.

16. Section 6.01(a) of the Agreement is hereby amended by deleting the existing Section 6.01(a) and replacing it with the following:

(a) All of the representations and warranties of the Company and the Company Stockholders contained in this Agreement shall be true and correct in all material respects, other than Section 3.02 (Capitalization), which shall be true and correct in its entirety in all respects (with the same effect as though such representations and warranties had been made on and as of the Closing Date, subject to Section 9.14 below), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

17. Section 6.01(g) of the Agreement is hereby amended by deleting the existing Section 6.01(g) in its entirety and replacing it with the following:

(g) The Parent shall have obtained all third-party approvals from all Governmental Authorities (including the expiration or termination of any applicable waiting and other time periods (and any extensions thereof) under the HSR Act) deemed necessary by the Parent in its commercially reasonable judgment in order to consummate the Contemplated Transactions including, but not limited to approval from the CSE.

18. Section 6.01 of the Agreement is hereby amended adding the following new Section 6.01(i):

(i) First Western Holdings, LLC (“First Western”) shall have agreed to assign to Parent or an Affiliate of Parent designated by Parent (the “New Tenant”), effective from and after the Closing and conditioned solely on the occurrence of the Closing, all of First Western’s rights (and the New Tenant shall have assumed all of First Western’s obligations) under the Lease Agreement between Terry William Ireland, Trustee of the T.W. Ireland Revocable Trust dated April 28, 1992 (the “Ireland Trust”) and First Western, dated March 6, 2018 (the “Ireland Lease”) and all subleases related to the Ireland Lease and (2) all of First Western’s rights as tenant under the master leases dated in certain cases as of August 5, 2016 and in other cases as of April 25, 2017, for the premises located at 68956 Perez Road Suites A, B, C, D, E, F, G and H-L, [68625 Perez Road, 68615A Perez Road and 68615B Perez Road, in Cathedral City, California (the “Vista Leases”) and all subleases related to the Vista Leases, and First Western shall have paid to the New Tenant all amounts previously paid as security deposits, tenant improvement allowances, other amounts paid in excess of the amounts due by First Western to the landlord under the Vista Leases or prepaid rents (to the extent such prepayment relates to a period that extends beyond the Closing Date) by third party subtenants to First Western, and, if required by the Ireland Lease or the Vista Lease, the lessor(s) under the Ireland Lease and the Vista Lease, as applicable, shall have consented to the assignment to (and assumption by) the New Tenant as contemplated in this subsection; provided that in connection with such assignment and assumption, (i) the Parent and the New Tenant shall use commercially reasonable efforts to cause the lessors under the Ireland Lease and the Vista Lease to have released First Western and its Affiliates, owners, managers and members from all liability arising from and after the Closing Date under the Ireland Lease and the Vista Lease (whether as lessee, a guarantor or otherwise) and (ii) Parent shall have agreed to indemnify, defend and hold harmless First Western and its Affiliates, owners, managers and members from and against all liability arising from and after the Closing Date under the Ireland Lease and the Vista Lease (whether as lessee, guarantor or otherwise). The Company shall cause First Western (A) to cooperate with the New Tenant in the New Tenant’s efforts to obtain and to secure such consent as may be required to effect a valid transfer of the Ireland Lease and the Vista Lease, (B) to cooperate with the New Tenant in any reasonable interim arrangement to secure for the New Tenant the practical benefits of the Ireland Lease and the Vista Lease pending the receipt of the necessary consent or approval, and (C) to make or complete such transfer or transfers as soon as reasonably possible.

19. Section 6.02 of the Agreement is hereby amended by adding the following new Section 6.02(e):

(e) The Company and the Company Stockholders shall have obtained all third-party approvals from all Governmental Authorities (including the expiration or termination of any applicable waiting and other time periods (and any extensions thereof) under the HSR Act) deemed necessary by the Company Stockholders in their commercially reasonable judgment in order to consummate the Contemplated Transactions.

20. Section 7.03 of the Agreement is hereby amended by deleting the existing Section 7.03(e) in its entirety.

21. Article VII of the Agreement is hereby amended by adding the following new Section 7.06:

Section 7.06 Breakup Fee; Mutual No Shop.

(a) Notwithstanding anything to the contrary set forth in this Agreement: in the event this Agreement has been terminated by the Company pursuant to Section 7.03(d) due to (i) Parent’s failure to perform its obligations pursuant to Section 5.03(c) or Section 5.10, (ii) Parent’s breach of the terms and conditions of Section 7.06(c) if such breach is not cured within five business days of written notice from the Company of such breach, provided that, prior to termination by the Company, the Parties have obtained approval from the Department of Justice under the HSR Act to consummate such transactions (which approval may be an express approval, early termination or expiration of the applicable waiting period following substantial compliance with any second request, or the occurrence of any events or the satisfaction of any conditions which permit the Parties to consummate the transactions contemplated by this Agreement without violating the HSR Act or any injunction or order of any court of competent jurisdiction) or (iii) Parent’s failure to consummate the transactions contemplated by this Agreement in a commercially reasonable period of time after the Parties have obtained approval from the Department of Justice under the HSR Act to consummate such transactions (which approval may be an express approval, early termination or expiration of the applicable waiting period following substantial compliance with any second request, or the occurrence of any events or the satisfaction of any conditions which permit the Parties to consummate the transactions contemplated by this Agreement without violating the HSR Act or any injunction or order of any court of competent jurisdiction), Parent shall pay to Company a cash breakup fee of US$50.0 million (the “Breakup Fee”); provided that the Parent shall have no obligation to pay the Breakup Fee in the event any Governmental Authority obtains an injunction from a court of competent jurisdiction enjoining the Closing in connection with any review under the HSR Act or the Parties agree to terminate this Agreement in settlement of any claim by any Governmental Authority arising under any review under the HSR Act; and (b) in the event that the Breakup Fee becomes payable, then payment to the Company of the Breakup Fee shall be the Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent and Merger Sub and each of the Parent Parties in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Breakup Fee no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby. Parent acknowledges and agrees that the Company shall have the right and option, but not the obligation, in its sole discretion to pay with a portion of the Breakup Fee by offsetting certain indebtedness of the Company owed to Parent (or to accept, in lieu of a portion of the Breakup Fee, cancellation of indebtedness of the Company owed to Parent), which indebtedness shall be paid and payment applied as follows: (i) first to the indebtedness referenced in the second parenthetical of the first paragraph of Section 5.03(a), (ii) second to the Promissory Note and (iii) third, in the Company’s sole discretion among the outstanding Liquidity Note and the CapEx Note.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company and the Company Shareholders shall not, and shall not authorize or permit any of its Affiliates or Representatives to, directly or indirectly, initiate, solicit, entertain, negotiate, accept or discuss any Company Acquisition Proposal from any Person (other than Parent and its Affiliates) to acquire all or any material portion of the assets, properties, equity interests or equity interest equivalents of the Company, whether by merger, purchase of equity, purchase of assets, tender offer or otherwise or provide any non-public information to any third party in connection with a Company Acquisition Proposal or enter into any agreement, arrangement or understanding requiring Company to abandon, terminate or fail to consummate the transactions contemplated hereby. For purposes hereof, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) to acquire all or any significant part of the assets, properties, equity interests or equity interest equivalents of the Company or the Company Subsidiaries, whether by merger, purchase of equity, purchase of assets, tender offer or otherwise.

(c) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Parent shall not, and shall not authorize or permit any of its Affiliates or Representatives to, directly or indirectly, initiate, solicit, entertain, negotiate, accept or discuss any Competing Acquisition Proposal from any Person (other than the Company and its Affiliates) to acquire all or any material portion of the assets, properties, equity interests or equity interest equivalents of any business that is a direct competitor of the Company (including without limitation any cannabis consumer packaged goods companies, any cannabis distribution companies and any cannabis manufacturing companies, in each case with material operations in California), whether by merger, purchase of equity, purchase of assets, tender offer or otherwise or provide any non-public information to any third party in connection with a Competing Acquisition Proposal. For purposes hereof, “Competing Acquisition Proposal” means any inquiry, proposal or offer by or from any Person (other than Company or any of its Affiliates) to acquire all or any significant part of the assets, properties, equity interests or equity interest equivalents of any business that is a direct competitor of the Company (including without limitation any cannabis consumer packaged goods companies, any cannabis distribution companies and any cannabis manufacturing companies, in each case with material operations in California), whether by merger, purchase of equity, purchase of assets, tender offer or otherwise; provided that Competing Acquisition Proposal shall not include any transactions that have been publicly announced by Parent.

22. Section 9.01 of the Agreement is hereby amended by deleting the existing Section 9.01 in its entirety and replacing it with the following:

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred and the filing fees for the premerger notification and report forms under the HSR Act shall be paid by Parent. Notwithstanding the foregoing, Parent agrees that the Company may use a portion of the proceeds of the Liquidity Note to costs and expenses of the Company (including without limitation attorneys’ fees and expenses and the fees and expenses of any retained experts and/or consultants) reasonably incurred in connection with any requests for information submitted by Governmental Authorities under the HSR Act and in connection with any litigation commenced by or against any Governmental Authorities relating to the transactions contemplated by this Agreement under the HSR Act or under the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, or any rules and regulations promulgated thereunder. The amount of any amounts advanced may be added to the Liquidity Note and shall be advanced by Parent when and as requested by counsel to the Company relating to HSR matters.

23. Section 9.02 is hereby amended by deleting the address and contact information for counsel to the Company and replacing it with the following:

Greenspoon Marder LLP
1875 Century Park East, Suite 1900
Los Angeles, California 90067
Attn: Sander C. Zagzebski
E-mail: sander.zagzebski@gmlaw.com

24. Article IX is hereby amended by adding the following new Section 9.14:

Section 9.14 Updated Disclosure Schedules. From time to time prior to the Closing, Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter arising after the Effective Date, which, if existing, occurring or known as of the Effective Date, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02(a) have been satisfied. Parent shall have the right to terminate this Agreement if a Schedule Supplement discloses information that will have a Material Adverse Effect; provided, however, that if Parent does not elect to terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement and/or elects to proceed with the Closing after receipt of such Schedule Supplement, Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter unless and to the extent Parent has within three (3) Business Days of its receipt of such Schedule Supplement (and in any event prior to the Closing) provided written notice to the Company of the specific disclosures set forth on the applicable Schedule Supplement with respect to which the Parent reasonably believes would result in an indemnifiable Losses and with respect to which the Parent declines to waive its right to indemnification under Section 8.02 (the “Contested Disclosures”), in which case (i) Company and Parent shall meet prior to the Closing to discuss such Contested Disclosures, determine in good faith whether and to what extent the Contested Disclosures have or will result in indemnifiable Losses and the dollar value of such Losses, (ii) if after meeting in accordance with clause (i), Company and Parent are unable to agree as to whether the Contested Disclosures have or will result in indemnifiable Losses and the dollar value of such Losses, the Company and Parent will appoint a mutually agreeable independent accounting firm (the “Accounting Firm”) (which Accounting Firm shall be a national or regional accounting firm with experience in the cannabis industry that has no relationship with either Company or Parent and the expenses of which shall be divided equally between Company and Parent) which shall act as an arbitrator of whether the Contested Disclosures have or will result in Losses and the amount of such Losses, which Accounting Firm shall meet within fifteen (15) calendar days of such referral to review materials and receive input from the Company and Parent as to the Contested Disclosures, and which Accounting Firm shall use best efforts to determine within ten (10) calendar days following such meeting to make a determination of whether the Contested Disclosures will result in Losses and, if so, the amount of such Losses (which Accounting Firm’s review shall be limited solely to the disputed items relating to the Contested Disclosures and Losses, if any, and which Accounting Firm’s determination shall not be outside the range defined by the respective amounts of Losses presented by Company, on the one hand, and Parent, on the other hand, and which Accounting Firm’s determination shall be final and binding upon, and non-appealable by, the Parties and their respective successors and assigns for all purposes of this Agreement, and not subject to collateral attack for any reason absent manifest error, fraud or a demonstrable conflict of interest) and (iii) after meeting in accordance with clause (i) and, if applicable, seeking a decision from an Accounting Firm in accordance with clause (ii), the Parties shall consummate the Closing; provided that the Company Stockholders shall be obligated to indemnify the Parent Indemnitees in an amount of fifty percent (50%) of the Losses (subject to the limitations set forth in Section 8.06), if any, attributable to the Contested Disclosures.

25. The Amended and Restated Disclosure Schedules of the Company, dated as of the First Amendment Effective Date, shall amend and restate the Disclosure Schedules of the Company from and after the First Amendment Effective Date.

26. The Agreement is hereby amended by deleting the originally attached Exhibit B in its entirety and replacing it with Exhibit B attached to this Amendment. The Agreement is hereby further amended by including the several attachments marked Exhibits E, F, G, H and I to this Amendment as exhibits to the Agreement.

27. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

28. This Amendment is the first amendment to the Agreement and supersedes any other prior amendments, modifications or understandings, written or oral, that purport to amend, modify or supplement in any way the express terms and conditions of the Agreement prior to the date of this Amendment.

[Intentionally Blank—Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HARVEST HEALTH & RECREATION, INC.

By:	/s/ Jason Vedadi
Name:	Jason Vedadi
Title:	Chairman

HARVEST CALIFORNIA ACQUISITION CORP.

By:	/s/ Jason Vedadi
Name:	Jason Vedadi
Title:	Chairman

FALCON INTERNATIONAL CORP.

By:	/s/ James Kunevicius
Name:	James Kunevicius
Title:	Chief Executive Officer

COMPANY STOCKHOLDERS:

Kane Concepts, LLC

By:	/s/ James Kunevicius
Name:	James Kunevicius

MK Point, LLC

By:	/s/ Edlin Kim
Name:	Edlin Kim

Rhino Group, LLC

By:	/s/ Ryan Rezaie
Name:	Ryan Rezaie

Grey Ghost Services, LLC

By:	/s/ Mark Malatesta
Name:	Mark Malatesta

BAM668, LLC

By:	/s/ Michael Kelly
Name:	Michael Kelly

Cannoisseur Capital, LLC

By:	/s/ Edward Wong
Name:	Edward Wong

Swoish Family Trust

By:	/s/ David Swoish
Name:	David Swoish, Trustee

Betterworld Ventures, LLC

By:	/s/ Paul Garrett
Name:	Paul Garrett

/s/ Albert Kim
Albert Kim, an individual

/s/ Johnny Nasori
Johnny Nasori, an individual

/s/ Noah Novello
Noah Novello, an individual

/s/ Brian Brown
Brian Brown, an individual

/s/ Danielle Brown
Danielle Brown, an individual

/s/ David Mitchell
David Mitchell, an individual

ATTACHMENT—EXHIBIT D

67575 E. Palm Canyon Drive, Cathedral City, CA 92234 (Mor Furniture Building – A1 thru G1 Canyon, LLC)

- 5 year term with 5 x 5 year options (10% rate increase with each term extension).

- Phase 1 (25,271 sq. ft) starting Sep 1, 2018 ($1.20/sq ft monthly rent + estimated $0.23/sq. ft CAM)

- Phase 2 (~33,000 sq. ft) starting Jan 1, 2019 ($1.10/sq ft monthly rent + estimated $0.23/sq. ft CAM)

- Phase 3 (~41,700 sq. ft) starting March 1, 2019 ($1.10/sq ft monthly rent + estimated $0.23/sq. ft CAM)

- All rent prior to March 1, 2019 shall be deferred and spread evenly across the next 36 months of the lease term starting with the March 1 payments.

- All rent from March 1, 2019 through June 1, 2019 plus one month security deposit will be due at lease signing, which must be completed before May 31, 2019.

ATTACHMENT—EXHIBIT E

FORM OF MASTER SERVICES AGREEMENT

BY AND BETWEEN AN AFFILIATE OF PARENT

AND J. VICIOUS, INC.

ATTACHMENT—EXHIBIT F

FORM OF EMPLOYMENT AGREEMENT

BY AND BETWEEN AN AFFILIATE OF PARENT

AND EDLIN KIM

ATTACHMENT—EXHIBIT G

FORM OF EMPLOYMENT AGREEMENT

BY AND BETWEEN AND AFFILIATE OF PARENT

AND MARK MALATESTA

ATTACHMENT—EXHIBIT H

FORM OF EMPLOYMENT AGREEMENT

BY AND BETWEEN AN AFFILIATE OF PARENT

AND RYAN REZAIE

ATTACHMENT—EXHIBIT I

FORM OF EMPLOYMENT AGREEMENT

BY AND BETWEEN AN AFFILIATE OF PARENT

AND JASON REZAIE

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